EXHIBIT 10.68

March 15, 1996

Mr. Mark Hazelwood
28876 King Arthur's Court
Rancho Palos Verdes, CA   90275

Dear Mark:

         Subject to the ratification of this employment agreement by the Compensation, Corporate Governance and Human Resources Committee ("Compensation Committee") of the Board of Directors of NGC Corporation, set forth below are the terms of your proposed employment by NGC Corporation (hereinafter referred to collectively as "NGC" or the "Company").


         1.       TITLE AND DUTIES

                  Your title shall be President of Electric Clearinghouse, Inc. and Senior Vice President of NGC Corporation. Your duties will include such duties as may be delegated from time to time by your immediate supervisor. The Company may change your title, duties or reporting at any time so long as any such change does not affect the term of this Agreement or reduce the compensation payable hereunder.


         2.       TERM

                  (a) Unless earlier terminated as provided for herein, the term of this Agreement will be for five years, beginning on April 15, 1996, (the "Primary Term").

                  (b) If your employment with NGC is terminated due to your voluntary resignation or if your employment is terminated for cause, this Agreement shall terminate immediately (except for the confidentiality, non-competition and non-solicitation provisions of Paragraph 4), and the Company shall have no further obligation to you except for the payment to you of amounts due before the date of such termination. You further agree that the benefits which you have received from the execution of this agreement through the date of such termination constitute sufficient consideration for your obligations pursuant to Paragraph 4, notwithstanding the fact that the Company has no further obligation to you except for the payment to you of amounts due before the date of such termination. For purposes of this Agreement, you may be terminated for

Mr. Mark Hazelwood
March 15, 1996
Page 2

cause as a result of (i) dishonesty or similar serious misconduct, directly related to the performance of duties for the Company, which results from a willful act or omission and which is materially injurious to the operations, financial condition or business reputation of the Company or any significant subsidiary thereof; (ii) your being convicted (or entering into a plea bargain admitting criminal guilt) in any criminal proceeding; (iii) your drug or alcohol abuse, or (iv) any other material breach of this Agreement by you not cured within ten days after written notice of such breach to you from the Company.

                  (c) If your employment is terminated during the Primary Term for any reason other than your voluntary resignation or discharge for cause, you shall receive as your sole compensation (i) your base salary and guaranteed bonus for (x) the remainder of the Primary Term or (y) two years from the date of termination; whichever is shorter; and (ii) the Additional Compensation set forth in Paragraph 3(c) subject to the terms and conditions set forth in Paragraph 3(c). The confidentiality, non-competition and non-solicitation provisions of Paragraph 4 shall remain in effect during the period of such payments.

                  (d) If you die or become disabled and cannot perform your duties, you (or your estate) shall be entitled to the Base Salary (as defined in Paragraph 3(a)) payable to you hereunder for three months following the month in which you die or become disabled, plus the amount of any Guaranteed Minimum Payments (as defined in Paragraph 3(b)) guaranteed pursuant to Paragraph 3(b) for the year of death or disability, prorated through the date of death or disability. For purposes of this Agreement, you shall be disabled as of the first date on which you become eligible to receive disability benefits under the Company's long-term disability plan or Social Security benefits at a time when the Company does not maintain a long-term disability plan or such plan is not available to you.

         3.       COMPENSATION

                  (a) Each year during the Primary Term hereof, you will be paid a base salary of $250,000 per annum at a minimum ("Base Salary"), payable in accordance with the Company's payroll guidelines. Increases may be made to your base pay at the discretion of the Company based upon your individual performance.

                  (b) You shall be a participant in the Company's bonus plan. You shall receive a guaranteed bonus of at least $100,000 per year during the five year contract term (pro-rated for the portion of a contract year occurring during any calendar year). Thereafter you will be eligible to participate in the bonus plan, but there will be no guaranteed bonus amount.

Mr. Mark Hazelwood
March 15, 1996
Page 3

                  (c) In consideration of your obligations under Paragraph 4 of this Agreement, you shall be entitled to receive additional compensation equal to $1,500,000 in value (the "Additional Compensation"), under the following terms and conditions:

                                            (i) Such Additional Compensation
                           will be payable on or before the end of the Primary Term of this Agreement and will be subject to forfeiture in the event that (i) your employment with the Company is terminated for cause or as a result of your voluntary resignation or as a result of death or disability or (ii) you do not comply with your obligations under Paragraph 4;

                                            (ii) The Additional Compensation may
                           be paid in cash or may be in the form of an award under NGC Corporation's Employee Equity Option Plan
                           (EEOP) subject to the vesting, forfeiture and other terms and conditions of the EEOP, or any securities of the company of a class outstanding at the time of award;

                           (iii) To the extent that your base salary and bonus exceeds the amounts specified as your Base Salary and guaranteed bonus as set forth in Paragraphs 3(a) and 3(b) in any calendar year, such excess shall be deemed to be Additional Compensation hereunder and shall be credited against the aggregate Additional Compensation to which you are entitled.

                  (d) The Company shall pay your reasonable relocation expenses to Houston, Texas, in accordance with the Company's current relocation policy. The Company's current relocation policy will pay for your reasonable temporary living expenses in Houston, brokerage and other related fees incurred in selling your California home and moving expenses. The Company will also pay you an amount equal to the difference between (x) the purchase price of your current home in California (excluding improvements thereon) and (y) the net proceeds to you from the sale of such home with the amount of such payment not to exceed $100,000.

                  (e) The Company agrees to pay up to an additional $5,000 on your behalf for the purpose of providing additional life insurance and disability insurance coverage.

                  (f) You shall receive as a perquisite a country club membership.

                  (g) You shall be entitled to participate in such other plans and receive such other prerequisites as the Board of Directors of the Company in its discretion determines.

Mr. Mark Hazelwood
March 15, 1996
Page 4
         4.       CONFIDENTIALITY

                  You recognize and acknowledge that:

                  (a) You will have access to certain information concerning the Company that is confidential and proprietary and constitutes valuable and unique property of the Company. You agree that you will not at any time, either during or after your employment, disclose to others, use, copy or permit to be copied, except in pursuance of your duties on behalf of the Company or their successors, assigns or nominees, any secret or confidential information of the Company (whether or not developed by you) without the prior written consent of the Board of Directors of the Company. The term "secret or confidential information of the Company" (referred to collectively as "Confidential Information") shall include, without limitation, the Company's plans, strategies, potential acquisitions, costs, prices, systems for buying, selling, and/or trading natural gas, natural gas liquids, crude oil, and electricity, client lists, pricing policies, financial information, the names of and pertinent information regarding suppliers, computer programs, policy or procedure manuals, training and recruiting procedures, accounting procedures, the status and content of the Company's contracts with their suppliers or clients, or servicing methods and techniques at any time used, developed, or investigated by the Company, before or during your tenure of employment to the extent any of the foregoing are (i) not generally available to the public and (ii) maintained as confidential by the Company. You further agree to maintain in confidence any confidential information of third parties received as a result of your employment and duties with the Company.

                  (b) At the termination of your employment you will deliver to the Company, as appropriate, all correspondence, memoranda, notes, records, client lists, computer systems, programs, or other documents and all copies thereof (collectively, the "Documents"), made, composed or received by you, solely or jointly with others, and which are in your possession, custody, or control at such date and which are related in any manner to the past, present, or anticipated business of the Company.

                  (c) To protect and safeguard the Company's trade secrets and confidential information and also the Company's goodwill with its suppliers and clients, during the remainder of the Primary Term of this Agreement (but in no event more than twenty-four (24) months), you will not, within a 50 mile radius of any location where the company had an office at any time during the term hereof or any location where a client or supplier of the Company (which is a client or supplier at any time during the term hereof) had an office at any time during the term hereof, without the prior written consent of the Board of Directors of the Company, directly or indirectly, engage in or be interested in (as owner, partner, shareholder, employee, director, agent, consultant

Mr. Mark Hazelwood
March 15, 1996
Page 5

or otherwise), any business which is a competitor of the Company, as hereinafter defined. For purposes of this Agreement, a "competitor of the Company" is any entity, including without limitation a corporation, sole proprietorship, partnership, joint venture, syndicate, trust or any other form of organization or a parent, subsidiary or division of any of the foregoing, which, during such period or the immediately preceding fiscal year of such entity, was engaged in the unregulated marketing, gathering, transportation or processing of natural gas or derivatives of natural gas or other hydrocarbons or electricity. For purposes of this paragraph, the following entities shall be deemed to not be competitors of the Company: (i) a Local Distribution Company ("LDC") to the extent that any purchases or sales by such LDC are only for consumption on its system; (ii) a natural gas producer to the extent that such producer sells only its own production or production of other working interest owners in wells in which it owns an interest; (iii) a natural gas pipeline company in the jurisdictional aspects of its business, I.E., other than a nonjurisdictional marketing affiliate or production affiliate (except as to such production affiliates own production as described in clause (ii) of this Paragraph 4(c)).

                  (d) For a period of two years after the expiration or termination of your employment for whatever reason, you shall not induce or otherwise entice any employee of the Company to leave the Company, nor shall you attempt to hire any of the Company's employees.

                  (e) The foregoing restrictions contain reasonable limitations as to the time, geographical area, and scope of activity to be restrained and that these restrictions do not impose any greater restraint than is necessary to protect the goodwill and other legitimate business interests of the Company, including but not limited to the protection of Confidential Information. Should any provision in this Paragraph 4 be held unreasonably broad with respect to the restrictions as to time, geographical area, or scope of activity to be restrained, any such restriction shall be construed by limiting and reducing it to the extent necessary to render it reasonable, and as so construed, such provision shall be enforced.

         5.       OTHER PROVISIONS

                  (a) This agreement will be governed by, construed and enforced in accordance with the laws of the state of Texas, excluding any conflicts of law, rule or principle that might otherwise refer to the substantive law of another jurisdiction.

                  (b) Except as otherwise indicated, this Agreement is not assignable without the written authorization of both parties; provided that the Company may assign this Agreement to any entity to which the Company transfers substantially all of its assets

Mr. Mark Hazelwood
March 15, 1996
Page 6

or to any entity which is a successor to the Company by reorganization, incorporation, merger or similar business combination.

                  (c) Except as otherwise provided herein, the provisions of Paragraph 4 of this Agreement shall survive the termination of this Agreement.

                  (d) This Agreement supersedes all previous employment agreements, written or oral, between the Company and you.

         If the foregoing reflects your understanding of the terms of your employment with the Company, please execute each copy of this letter in the space provided below.


                                                     NGC CORPORATION




                                                      By: C. L. WATSON


AGREED AND ACCEPTED this
15th day of March, 1996,
and effective as of March 15, 1996



/s/ MARK HAZELWOOD